                                                                   Exhibit 23(r)

                             SECRETARY'S CERTIFICATE

I, Ryan M. Louvar, Secretary of SPDR Index Shares Funds (the "Trust"), hereby certify that the following resolution was approved by the Board of Trustees of the Trust at a meeting held on May 25, 2010:

     RESOLVED, that Ryan M. Louvar, Mark E. Tuttle and Scott E. Habeeb be, and each of them hereby is, authorized to execute and sign on behalf of the Trustees, James Ross, as President of the Trust and Gary French, as Treasurer of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to a power of attorney.

In witness whereof, I have hereunto set my hand this 25th day of June, 2010.


/s/ Ryan M. Louvar
-------------------------------------
Ryan M. Louvar
Secretary